Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 22, 2014

Among

KANSAS CITY SOUTHERN INTERNATIONAL INVESTMENTS, S.A.

as Borrower

KANSAS CITY SOUTHERN,

as Parent

THE GUARANTORS NAMED HEREIN,

as Guarantors

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as the Lender

i

ii

SCHEDULES

Schedule I	-	Subsidiary Guarantors
Schedule II	-	Unrestricted Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(m)	-	Environmental Disclosure

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Solvency Certificate
Exhibit D	-	Form of Guaranty Supplement

iii

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of October 22, 2014 among Kansas City Southern International Investments, S.A., a corporation incorporated in Mexico with effective place of administration and domicile at 6, rue Guillaume Schneider, L-2522, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Companies Register under number B 175499 (the “Borrower”), Kansas City Southern, a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as hereinafter defined) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the lender (the “Lender”).

PRELIMINARY STATEMENTS:

The Borrower has requested, and the Lender has agreed to extend, credit in the form of an Initial Term Loan and a Delayed-Draw Term Loan in an aggregate principal amount of up to $300,000,000 on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Guarantor” has the meaning specified in Section 7.05.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Terrorism Laws” is defined in Section 4.01(q)(i).

“Applicable Margin” means 1.25% per annum.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title II, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Lender in New York, New York, from time to time, as the Lender’s base or prime commercial lending rate at such time;

(b)  1⁄2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurodollar Rate for an Interest Period of one month as of such time plus 1%.

“Base Rate Loan” means any Loan during such time as such Loan bears interest at a rate based on the Base Rate as provided in Section 2.08(c).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Lender from time to time.

“Borrowing Date” means (a) with respect to the Initial Term Loan, the Effective Date and (b) with respect to the Delayed-Draw Term Loan, the Delayed-Draw Effective Date.

“Business Day” means any day that is not a Saturday or Sunday or any other day on which banks are not required or authorized by law to close in New York City or Luxembourg and, if the applicable Business Day relates to the Eurodollar Rate Loan, any day on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” means with respect to any Person, the Obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and the amount of such Obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” of any Person means any of the following, to the extent owned by such Person: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is the Lender or an Affiliate of the Lender or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million, in each case, having a maturity of not greater than 180 days from the date of acquisition thereof, (c) commercial paper maturing within 270 days from the date of acquisition thereof in an aggregate amount of no more than $20 million per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated, at the time of acquisition, at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of such Person, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest commercial paper rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, or (f) such other liquid investments as shall be approved by the Lender.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if (i) at any time, less than 75% of the members of the board of directors of the Parent shall be (A) individuals who are members of such board on the Effective Date or (B) individuals whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least 75% of the members of the board then still in office who are members of the board on the Effective Date (or whose election or nomination has been approved as provided in this clause (B)), (ii) at any time, any person, or any two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Equity Interests of the Parent, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 30% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Parent’s then outstanding voting securities, (iii) the Borrower shall cease to be a direct or indirect wholly-owned Subsidiary of the Parent or (iv) a “Change of Control” (or similar event), as such term may be defined in any indenture or other agreement or instrument governing Material Debt, shall have occurred.

“Class” when used in reference to (a) any Loan, refers to whether such Loan is an Initial Term Loan or a Delayed-Draw Term Loan and (b) any Commitment, refers to whether such Commitment is an Initial Commitment or a Delayed-Draw Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Commitment” means, collectively, the Initial Commitment and the Delayed-Draw Commitment.

“Concession Title” means KCSM’s right, for a period of 30 years, to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services over the Northeast Rail Lines, granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997 and as amended on February 12, 2001 and November 22, 2006.

“Confidential Information” means information that any Loan Party furnishes to the Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Lender of its obligations hereunder or that is or becomes available to the Lender from a source other than the Loan Parties that is not, to the best of the Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) under standby letters of credit or (v) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include customary and reasonable indemnity obligations under any contractual obligation permitted under this Agreement, including, but not limited to, contractual obligations in respect of any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Debt). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Current Assets” of any Person means, at any date of determination, all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all Obligations of such Person in respect of bankers acceptances and as an account party in respect of letters of credit and letters of guaranty, (g) all Contingent Obligations of such Person, (h) all Obligations in respect of Securitization Transactions of such Person, (i) all Obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured by such Lien and (y) the fair market value of the property to which such Lien relates). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.06(b).

“Delayed-Draw Availability Period” means the period commencing on the Effective Date and ending on the earlier to occur of (a) 5:00 p.m., Central Time, on December 31, 2014 and (b) the first date on which the Commitments shall have been fully utilized or otherwise terminated.

“Delayed-Draw Commitment” means the amount by which $300,000,000 exceeds the initial principal amount of the Initial Term Loan borrowed on the Effective Date.

“Delayed-Draw Term Loan” has the meaning specified in Section 2.01(a).

“Delayed-Draw Term Loan Effective Date” means the day on which the Delayed-Draw Term Loan is borrowed.

“Designated Person” is defined in Section 4.01(q)(ii)(B).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable at the option of the holder thereof, or (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, in whole or in part, on or prior to the date that is six months after the latest Termination Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default); provided, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests. Subject to the preceding proviso, the term “Disqualified Equity Interests” will also include any options, warrants or other rights that are convertible into Disqualified Equity Interests or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the latest Termination Date.

“Effective Date” means October 22, 2014.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to the environment or health and safety as such relates to exposure to Hazardous Material, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or health and safety as such relates to exposure to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any Reportable Event; (b) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Parent or any member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Parent or any member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); or (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the LIBOR01 Page published by Reuters (or any successor page) that displays the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over administration of such rate) for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period (provided that, if for any reason such rate does not appear on such page or service or such page or service shall not be available, the term “Eurodollar Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over administration of such rate) for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Loan” means a Loan during such time as such Loan bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for a Eurodollar Rate Loan means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to the Lender, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, (b) any branch profits Tax imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Loan Party is located, (c) Taxes imposed as a result of the Lender’s failure to comply with Section 2.10(d)(ii) or 2.10(e), in each case to the extent such Taxes exceed the Taxes that would have otherwise been imposed had the Lender complied with such subsections, and (d) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Executive Order” is defined in Section 4.01(q)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Revenue Code (or any amended or successor version described above) and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of September 22, 2014 between the Borrower and the Lender.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America, Mexico, Luxembourg or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 7.01(a).

“Guaranty” means the guaranty made by the Guarantors in Article VII.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hacienda” means the Secretaría de Hacienda y Crédito Publico (Ministry of Finance and Public Credit) of Mexico.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, greenhouse gases and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price hedging agreements and arrangements and other hedging agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Commitment” means the obligation of the Lender to make the Initial Term Loan on the Effective Date in a principal amount not to exceed $300,000,000.

“Initial Term Loan” has the meaning specified in Section 2.01(a).

“Interest Period” means, for any Eurodollar Rate Loan, the period commencing on the applicable Borrowing Date, and ending on the last day of the period applicable pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period applicable pursuant to the provisions below. The duration of each such Interest Period shall be three months; provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interstate Commerce Act” means the Interstate Commerce Commission Termination Act of 1995, and the regulations promulgated thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs any Contingent Obligation in respect of such person or Debt of the types referred to in clause (h) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“KCSM” means Kansas City Southern de México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico.

“KCSM Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 29, 2012 and as amended through the date hereof, among KCSM, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto, as in effect on the Effective Date.

“KCSR” means The Kansas City Southern Railway Company, a Missouri corporation.

“KCSR Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 21, 2012 and as amended through the date hereof, among KCSR, the Parent, the subsidiary guarantors party thereto, the lenders party thereto, The Bank of Nova Scotia, as administrative agent and collateral agent, and the other financial institutions from time to time party thereto, as in effect on the Effective Date.

“Lender” has the meaning specified in the recital of the parties to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan” means, collectively, the Initial Term Loan and the Delayed-Draw Term Loan.

“Loan Documents” means (i) this Agreement and (ii) the Note, in each case as amended.

“Loan Parties” means the Parent, the Borrower and the Subsidiary Guarantors.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg).

“Luxembourg Guarantor” has the meaning specified in Section 7.08.

“Luxembourg Loan Party” means the Borrower and any other Loan Party whose registered office or place of central administration is located in Luxembourg.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Debt” means (i) Debt incurred under the KSCM Credit Agreement in an aggregate principal amount exceeding $20,000,000, (ii) Debt incurred under the KCSR Credit Agreement in an aggregate principal amount exceeding $20,000,000, (iii) other Debt (other than the Obligations hereunder) of the Parent or its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000 or (iv) obligations in respect of any Hedge Agreement of the Parent or its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Property” means any real property owned in fee by any Loan Party with a fair market value in excess of $5,000,000 and any material easements, servitudes, rights-of-way and related appurtenances of any Loan Party relating to rail lines that are material to the rail business of such Loan Party.

“Mexican Financial Institution” means an institución de banca múltiple or an institución de banca de desarrollo organized or created, as appropriate, and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by Hacienda.

“Mexico” means the Estados Unidos Mexicanos (United Mexican States).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which the Parent or any member of the Controlled Group may have any liability.

“Net Asset” has the meaning specified in Section 7.08.

“Note” means a promissory note of the Borrower payable to the order of the Lender evidencing the indebtedness of the Borrower to the Lender resulting from a Loan of a particular Class made by the Lender hereunder.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including, without limitation, Post Petition Interest), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, or similar taxes, charges or levies arising from any payment made hereunder or under the Note or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, the Note or any other Loan Document, other than Luxembourg registration duties (droits d’enregistrement) payable due to a registration, submission or filing by the Lender of any Loan Document, except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Lender under such Loan Document.

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under the KCSR Credit Agreement; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business, to secure obligations under workers’ compensation laws or similar legislation, or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g)) or securing appeal or other surety bonds related to such judgments; (f) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached or with the Parent’s, the Borrower’s or Restricted Subsidiary’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose, (g) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business; (h) Liens on assets of the Parent, the Borrower or their Restricted Subsidiaries securing reimbursement obligations with respect to letters of credit permitted by Section 5.02(b)(i)(C) of the KCSR Credit Agreement or with respect to commercial or trade letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods; (j) Liens on assets of the Parent, the Borrower or their Restricted Subsidiaries, securing Debt permitted by Section 5.02(b)(i)(N) of the KCSR Credit Agreement (to the extent that such Debt was previously secured by a Lien on such assets); (k) Liens granted in connection with a defeasance of Debt permitted by Section 5.02(b) (to the extent applicable) of the KCSR Credit Agreement on assets of the Parent, the Borrower or their Restricted Subsidiaries created in favor of a trustee in cash or Cash Equivalents in connection with and as a condition to the defeasance of such Debt; (l) Liens of the type described in Section 4-210 of the Uniform Commercial Code (or any similar provision of applicable law) or created under the deposit agreements, treasury management agreements, credit card merchant agreements or similar agreements relating to any account included with the definition of Cash Equivalent; Liens created under any “Loan Documents”, as defined in the KCSR Credit Agreement or the KCSM Credit Agreement; and (n) Liens not expressly permitted under clauses (a) through (l) of this definition or under Section 5.02(a) of the KCSR Credit Agreement (excluding Section 5.02(a)(ii) of the KCSR Credit Agreement) securing Debt in the aggregate principal amount of not more than $10,000,000 at any time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Parent or any member of the Controlled Group may have any liability.

“Post Petition Interest” has the meaning specified in Section 7.06(b).

“Railway Labor Act” means the Railway Labor Act, as amended from time to time.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Indemnified Party” of an Indemnified Party means (a) any Subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party or any of its Subsidiaries and (c) the respective agents of such Indemnified Party or any of its Subsidiaries, in the case of this clause (c), acting at the instructions of such Indemnified Party.

“Reportable Event” means any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan (other than a Multiemployer Plan), excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” is defined in Section 4.01(q)(ii)(D).

“Sanctions” is defined in Section 4.01(q)(ii)(D).

“Sanctions List” is defined in Section 4.01(q)(ii)(B).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any transfer by the Borrower or any Restricted Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests or (b) directly to one or more investors or other purchasers; provided that recourse to the Parent or any of its Restricted Subsidiaries in connection with such transaction shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to such transfer). The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Debt or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” has the meaning specified in Section 7.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors” means (a) KCSR and (b) the other Restricted Subsidiaries of the Parent listed on Schedule I hereto and each other Restricted Subsidiary of the Parent that shall be required to execute and deliver a guaranty pursuant to the KCSR Credit Agreement.

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges and all liabilities with respect thereto (including any interest, additions to tax or penalties), imposed by any Governmental Authority.

“Termination Date” means, (a) with respect to the Initial Term Loan, the date that is 90 days after the Effective Date and (b) with respect to the Delayed-Draw Term Loan, the date that is 90 days after the Delayed-Draw Term Loan Effective Date.

“Transactions” means the transactions contemplated by this Agreement and the other Loan Documents.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) until it is redesignated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation, each Subsidiary of the Parent listed on Schedule II, (b) each Foreign Subsidiary of the Parent and each Subsidiary of the Parent (in each case, other than the Borrower) whose sole assets (except for immaterial assets to the extent necessary for tax planning and similar purposes) are direct or indirect Equity Interests in Kansas City Southern de México, S.A. de C.V. or NAFTA Rail, S.A. de C.V. and (c) any Subsidiary of the Parent (other than the Borrower) that is designated by the Borrower after the Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Lender if such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the KCSR Credit Agreement. The Borrower may designate any Unrestricted Subsidiary (other than any described in clause (b) above) to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (1) such

Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of the Parent, (2) no Default has occurred and is continuing or would result therefrom, (3) on a pro forma basis after giving effect to each such designation, the Parent shall be in compliance with the financial covenants set forth in the KCSR Credit Agreement as of the last day of the most recently ended fiscal quarter, (4) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (5) the Borrower shall have delivered to the Lender an officer’s certificate executed by an officer of the Borrower certifying compliance with the requirements of preceding clauses (1) through (4), inclusive, and containing the calculations and information required by the preceding clause (3).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iii) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) any definition of or reference to any agreement, instrument or other document (other than the KCSR Credit Agreement and other than the KCSM Credit Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

Section 1.03. Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”); provided that, notwithstanding any of the foregoing, if any change in GAAP would recharacterize an operating lease as a capital lease or treat a new lease that except for such change would have been characterized as an operating lease, as a capital lease, such change shall be disregarded.

(b) If after the Effective Date any change in GAAP would affect the computation of any requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.04. Luxembourg Terms Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director includes an administrateur or a gérant (as applicable).

Section 1.05. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and VIII) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Loans. (a) Subject to the terms and conditions hereof, the Lender agrees to make a term loan in a single advance (the “Initial Term Loan”) to the Borrower on the Effective Date in an amount not exceeding the Initial Commitment. Subject to Section 2.08(c), the Initial Term Loan shall be comprised of a Eurodollar Rate Loan with an Interest Period of three months. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions hereof, the Lender agrees to make a term loan in a single advance (the “Delayed-Draw Term Loan”) to the Borrower at any time during the Delayed-Draw Availability Period in an amount not exceeding the Delayed-Draw Commitment, to the extent same is greater than $0. Subject to Section 2.08(c), the Delayed-Draw Term Loan shall be comprised of a Eurodollar Rate Loan with an Interest Period of three months. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

Section 2.02. Making the Loan. (a) Each Loan shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the proposed Borrowing Date, by the Borrower to the Lender. The request for a Loan (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex, telecopier or other form of electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Loan, (ii) amount of such Loan and (iii) Class of such Loan. The Lender shall, before 2:00 P.M. (New York City time) on the Effective Date, upon fulfillment (or waiver by the Lender) of the applicable conditions set forth in Article III, make such funds available to the Borrower by crediting the Borrower’s Account.

(b) Except as contemplated in Exhibit B hereto with respect to the borrowing of Initial Term Loans, each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Lender to fund the applicable Loan when such Loan, as a result of such failure, is not made on the applicable Borrowing Date.

Section 2.03. Repayment of the Loan. (a) The Borrower shall repay to the Lender on the Termination Date applicable thereto a principal amount in respect of the Initial Term Loan equal to the then outstanding principal amount of the Initial Term Loan.

(b) The Borrower shall repay to the Lender on the Termination Date applicable thereto a principal amount in respect of the Delayed-Draw Term Loan equal to the then outstanding principal amount of the Delayed-Draw Term Loan.

Section 2.04. Termination of the Commitments. (a) Upon the funding of the Initial Term Loan on the Effective Date pursuant to Section 2.01(a), the Initial Commitment of the Lender shall be reduced to zero.

(b) Upon the funding of the Delayed-Draw Term Loan on the Delayed-Draw Term Loan Effective Date pursuant to Section 2.01(b), the Delayed-Draw Commitment of the Lender shall be reduced to zero.

Section 2.05. Prepayments. No Loans may be voluntarily prepaid prior to the Termination Date applicable thereto without the prior written consent of the Lender.

Section 2.06. Interest. (a) Scheduled Interest. Subject to Section 2.08(c), the Borrower shall pay interest on the unpaid principal amount of each Loan from the Borrowing Date of such Loan until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) the Lender may require that the Borrower shall pay interest (“Default Interest”) on (i) the unpaid overdue principal amount of the Loans, payable in arrears on the dates referred to in Section 2.06(a) or, if required by the Lender, on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Loans pursuant to Section 2.06(a) (or, to the extent applicable, Section 2.08(c)), and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full or, if required by the Lender, on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Loans, in the case of interest, pursuant to Section 2.06(a) (or, to the extent applicable, Section 2.08(c)); provided, however, that following the acceleration of any Loans, or the giving of notice by the Lender to accelerate any Loans, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder on demand by the Lender whether or not previously required by the Lender.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing with respect to any Loans or upon commencement of an Interest Period with respect to any Loans pursuant to the terms of the definition of “Interest Period”, the Lender shall give notice to the Borrower of the applicable interest rate determined by the Lender for purposes of clause (a) above.

Section 2.07. [Reserved].

Section 2.08. Increased Costs, Etc. (a) If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to the Lender of agreeing to make or of making, funding or maintaining any Eurodollar Rate Loan (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the state under the laws of which the Lender is organized or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.08(a) arising more than 180 days prior to the receipt by the Borrower of the demand from the Lender pursuant to this Section 2.08(a). A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If the Lender determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender and that the amount of such capital or liquidity is increased by or based upon the existence of the Lender’s Commitments (or similar contingent obligations) (and a similar reserve requirement is not already reflected in the definition of “Eurodollar Rate”), then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital or liquidity to be allocable to the Commitments or the Loans; provided further that the borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower or the demand from the lender pursuant to the Section 2.10(b). A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to perform its obligations hereunder to make a Eurodollar Rate Loan or to continue to maintain a Eurodollar Rate Loan hereunder, then, on notice thereof and demand therefor by the Lender to the Borrower, such Eurodollar Rate Loan will automatically, upon such demand, convert into a Loan bearing interest at a rate per annum equal to the Base Rate plus 0.25% per annum until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would allow the Lender or its lending office to continue to perform its obligations to maintain such Eurodollar Rate Loan and would not, in the judgment of the Lender, be otherwise disadvantageous to the Lender.

Section 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under each Note, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender at an account notified by the Lender to the Borrower in writing from time to time in same day funds, with payments being received by the Lender after such time being deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(b) The Borrower hereby authorizes the Lender and each of its Affiliates, if and to the extent payment owed to the Lender is not made when due hereunder or under the Note to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with the Lender or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Lender of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Eurodollar Rate Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Section 2.10. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under the Notes or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Loan Party shall be required by law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Lender on or with respect to, or required to be withheld or deducted from, any payment by or on account of any obligation of such Loan Party hereunder or under the Notes or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(i) The Lender shall from time to time, at the request of the Borrower, furnish to the Borrower such documentation required under applicable Luxembourg law as may be reasonably required to establish any available exemption from, or reduction in the amount of, otherwise applicable Indemnified Taxes imposed under the laws of Luxembourg, to the extent applicable; provided, that (i) such documentation is consistent with applicable Luxembourg law and (ii) such documentation would not, in the judgment of Lender, require Lender to disclose any confidential or proprietary information or otherwise be disadvantageous to such Lender; provided, further, that such documentation shall not be considered disadvantageous solely by virtue of administrative inconvenience to the Lender. The Borrower shall be entitled to rely upon the accuracy of any such documentation furnished to it by Lender and shall have no obligation to indemnify such Lender for any incremental Taxes, interest or penalties that may become payable by such Lender solely as a result of any inaccuracy contained therein or the Lender’s failure to furnish such documentation.

(ii) If a payment made to the Lender under any Loan Document would be subject to withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause Section 2.10(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) The Lender, which is not a Mexican Financial Institution, shall from time to time, at the request of the Borrower, furnish to the Borrower such documentation required under applicable Mexican law as may be reasonably required to establish any available exemption from, or reduction in the amount of, otherwise applicable Indemnified Taxes imposed under the laws of Mexico, to the extent applicable; provided, that (i) such documentation is consistent with applicable Mexican law and (ii) such documentation would not, in the judgment of Lender, require Lender to disclose any confidential or proprietary information or otherwise be disadvantageous to such Lender; provided, further, that such documentation shall not be considered disadvantageous solely by virtue of administrative inconvenience to Lender.

(f) If the Lender determines, in its sole discretion, that it has finally and irrevocably received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed on such refund) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Each party’s obligations under this Section 2.10 shall survive any assignment of rights by, or the replacement of, a Lender (in each case, to the extent permitted hereunder), the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.11. Use of Proceeds. The proceeds of the Loans will be used to fund dividends and other distributions to the direct and indirect shareholders of the Borrower (including, without limitation, the Parent), pay related transaction fees and expenses, and for general corporate purposes of the Parent and its Subsidiaries.

Section 2.12. Evidence of Debt. The Borrower agrees that upon notice to the Borrower to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for the Lender to evidence (whether for purposes of pledge, enforcement or otherwise) a Loan of a particular Class owing to, or to be made by, the Lender, the Borrower shall promptly execute and deliver to the Lender, a Note in substantially the form of Exhibit A hereto, payable to the order of the Lender in a principal amount equal to such Loan made on the applicable Borrowing Date.

Section 2.13. Mitigation Obligations. If the Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.10, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking of the applicable Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.01. Conditions Precedent to the Borrowing of Initial Term Loan. The obligation of the Lender to make the Initial Term Loan hereunder shall become effective on the Effective Date, when each of the following conditions are satisfied (or waived in accordance with Section 8.01):

(a) The Lender shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified):

(i) executed counterparts of this Agreement;

(ii) a Note with respect to the Initial Term Loan executed by the Borrower in favor of the Lender, if requested at least one Business Day prior to the Effective Date;

(iii) certified copies of the resolutions of the Board of Directors of each Loan Party (other than the Borrower) approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to each Loan Document to which it is or is to be a party, which consents and approvals shall have been obtained and shall be in full force and effect;

(iv) with respect to the Borrower, a copy of the resolutions of its board of directors:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(C) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(v) with respect to the Borrower, an excerpt from the Luxembourg Companies Register and a negative certificate (certificat de non-inscription de décision judiciaire) issued by the Luxembourg Companies Register, in each case dated reasonably near the Effective Date;

(vi) a copy of a certificate of the Secretary of State (or other similar official, to the extent available in each applicable jurisdiction) of the jurisdiction of incorporation of each Loan Party (other than the Borrower), dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter (or other equivalent organizational document) of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter (or other equivalent organizational document) on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate (to the extent the Secretary of State (or other similar official) in the applicable jurisdictions typically provides such a certification) and (3) such Loan Party is duly incorporated and in good standing (to the extent such concept exists in the applicable jurisdiction) or presently subsisting under the laws of the state of the jurisdiction of its incorporation;

(vii) (i) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of each Loan Party (other than the Borrower), countersigned on behalf of such Loan Party by another officer of such Loan Party, dated the Effective Date, certifying as to (A) the absence of any amendments to the charter (or other equivalent organizational document) of such Loan Party since the date of the Secretary of State’s (or other similar official’s) certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws (or other equivalent organizational document) of such Loan Party as in effect on the Effective Date and (C) the good standing of each Loan Party (to the extent such concept exists in the applicable jurisdiction) (with the applicable good standing certificates attached thereto), and (ii) a certificate of an authorized signatory of the Borrower, dated the Effective Date, certifying (A) as to (x) the truth, in all material respects, of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (y) the absence of any event occurring and continuing, or resulting from the Initial Term Loan, that constitutes a Default and (B) that attached thereto is a true and correct copy of the articles of association of the Borrower;

(viii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(ix) a certificate from the chief financial officer of the Parent, in substantially the form of Exhibit C hereto, (A) attesting to the Solvency of the Parent and its subsidiaries (on a Consolidated basis) before and after giving pro forma effect to the Initial Term Loan and the application of proceeds thereof and (B) certifying that the Transactions have been disclosed to the independent auditors of the Parent.

(x) a Notice of Borrowing relating to the Initial Term Loan;

(xi) a favorable opinion of White & Case LLP, counsel for the Loan Parties as to such matters as the Lender may reasonably request;

(xii) a favorable opinion of NautaDutilh Avocats Luxembourg, counsel for the Borrower as to the laws of Luxembourg, as to such matters as the Lender may reasonably request;

(xiii) a favorable opinion of White & Case LLP, counsel for the Borrower as to the laws of Mexico, as to such matters as the Lender may reasonably request; and

(xiv) to the extent not covered by clause (xi) and (xii) above, a favorable opinion of local counsel from each jurisdiction in which any Loan Party is organized as to such matters as the Lender may reasonably request.

(b) Since December 31, 2013, there has not occurred (i) a Material Adverse Effect with respect to the Parent or the Borrower or (ii) any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall have paid all fees and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender in the United States and of the Lender’s Mexican tax advisor and the Lender’s Luxembourg tax advisor) required to be paid on the Effective Date hereunder or pursuant to the Fee Letter, in each case to the extent duly invoiced at least 3 Business Days prior to the Effective Date.

(d) The Lender shall have received, at least five days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, that the Lender has requested reasonably in advance, but not less than ten days prior to the Effective Date.

(e) The representations and warranties contained in each Loan Document shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Effective Date, before and after giving effect to the Loan and to the application of the proceeds therefrom.

(f) No Default shall have occurred and be continuing, or would result from the borrowing of the Initial Term Loan or from the application of the proceeds therefrom.

(g) Since December 21, 2013, there shall have been no revocation, termination, abrogation, appropriation (rescate) or repudiation of the Concession Title.

Section 3.02. Conditions Precedent to the Borrowing of Delayed-Draw Term Loans. The obligation of the Lender to make the Delayed-Draw Term Loan hereunder shall be subject to the further conditions precedent that on the Delayed-Draw Term Loan Effective Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of such borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such borrowing such statements are true):

(a) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to the borrowing of the Delayed-Draw Term Loan and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such borrowing, in which case as of such specific date; and

(b) no Default has occurred and is continuing, or would result from the borrowing of the Delayed-Draw Term Loan or from the application of the proceeds therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Parent and the Borrower. Each of the Parent and the Borrower represent and warrants as follows:

(a) Each Loan Party and each of its Restricted Subsidiaries (i) is an entity duly organized, validly existing and in good standing (to the extent such concept exists under the laws of its jurisdiction of organization) under the laws of the jurisdiction of its organization and the place of their effective place of management and domicile if different from the jurisdiction of its incorporation, (ii) is duly qualified and in good standing (to the extent such concept exists under the laws of its jurisdiction of organization) as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by a direct or indirect Subsidiary of the Parent free and clear of all Liens, except those permitted under clause (a), (e), (i) or (m) of the definition of “Permitted Liens”.

(b) All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those permitted under clause (a), (e) or (i) of the definition of “Permitted Liens”.

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party are within such Loan Party’s powers, have been duly authorized by all necessary corporate or other action, and do not (i) contravene such Loan Party’s organizational documents, (ii) violate any (x) law, rule, regulation (including, without limitation, Regulation T, Regulation X and any provision of the Interstate Commerce Act and the Railway Labor Act), the violation or breach of which could be reasonably likely to have a Material Adverse Effect or (y) order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Restricted Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Restricted Subsidiaries. No Loan Party or any of its Restricted Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or (ii) the exercise by the Lender of its rights under the Loan Documents except for (A) those that have otherwise been obtained or made on or prior to the Effective Date and (B) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Restricted Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(g) The Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2013, and the related Consolidated statement of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, copies of which have been furnished to the Lender, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 31, 2013, there has been no Material Adverse Change.

(h) No information, exhibit or report furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained (when furnished and taken as a whole) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 4.01(h), such information shall not include any projections or any pro forma financial information or other forward-looking information.

(i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(j) Neither any Loan Party nor any of its Restricted Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of the Loans nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other Transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

(k) As of the date hereof, the Parent is, individually and together with its Subsidiaries, Solvent.

(l) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(m) Except as otherwise set forth on Schedule 4.01(m) hereto or as disclosed in the Parent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2013, filed with the SEC and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrower nor any other Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) to the best knowledge and belief of the Parent and the Borrower, knows of any basis for any Environmental Liability.

(n) (i) As of the date hereof, neither any Loan Party nor any of its Restricted Subsidiaries is party to any Tax sharing agreement with any Person who is not either a Loan Party or a Restricted Subsidiary, other than in the ordinary course of business.

(ii) Each Loan Party and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except any (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Loan Party or the Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(o) Each Loan Party or such Restricted Subsidiary has good, marketable and insurable fee simple title to such Material Real Property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(p) [Reserved].

(q) (i) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate of any Loan Party, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.

(ii) Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any Affiliate, broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans, is any of the following:

(A) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(B) a Person that is named as (such Person, a “Designated Person”) a “specially designated national and blocked person” on the most current list (or its equivalent, the “Sanctions List”) published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list;

(C) any other Person with whom U.S. Persons may not transact or deal under the provisions of 31 C.F.R. Chapter V or any legal restriction, including legislation, Executive Order, or regulation, administered by the U.S. Treasury Department’s Office of Foreign Assets Control; or

(D) located, organized, or resident in a country or territory (“Sanctioned Country”) that is, at any time, subject to comprehensive country-wide economic or financial sanctions or trade embargoes (such sanctions or embargoes, collectively, “Sanctions”) imposed, administered or enforced, from time to time by (x) the U.S. government and administered by the U.S. Treasury Department’s Office of Foreign Asset Control, (y) the U.S. State Department, the U.S. Department of Commerce or the U.S. Treasury Department or (z) the United Nations Security Council.

(iii) To the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loan (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii), (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(r) The Obligations of each Loan Party constitute unconditional general obligations of such Loan Party and rank pari passu in right of payment in all respects with the obligations of each Loan Party (if any) under the KCSR Credit Agreement.

(s) The execution and delivery by each Loan Party of, and the compliance with its obligations under, this Agreement and the other Loan Documents to which it is a party constitute private and commercial acts of such Loan Party rather than public or governmental acts. Such Loan Party and its Property has no immunity (sovereign or otherwise) from any legal action, suit or proceeding (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or from the jurisdiction of any court or from set off.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE BORROWER AND PARENT

Section 5.01. Affirmative Covenants. From and after the Effective Date, so long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which a claim has not been made):

(a) The Parent shall comply, and cause each Subsidiary party to the KCSR Credit Agreement to comply, as applicable, with the covenants and other obligations contained in the KCSR Credit Agreement. Without limiting the generality of the foregoing, solely for the purposes of this Section 5.01(a), the provisions of the KCSR Credit Agreement, together with related definitions and ancillary provisions and schedules and exhibits, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis.

(b) The Borrower shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where: (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(c) The Parent shall cause KCSM to comply with the covenants and other obligations contained in the KCSM Credit Agreement. Without limiting the generality of the foregoing, solely for the purposes of this Section 5.01(c), the provisions of the KCSM Credit Agreement, together with related definitions and ancillary provisions and schedules and exhibits, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis.

(d) The Parent shall maintain 100% direct or indirect ownership of KCSR.

(e) (i) The Borrower will apply the proceeds of the Loans in accordance with Section 2.11;

(ii) the Borrower shall take reasonable steps designed to ensure that no Loan Party, or any Affiliate of a Loan Party, will knowingly, directly or indirectly, use the proceeds of any Loan:

(A) for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions;

(B) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time (in each case, subject to the requirements of applicable Mexican law and contractual obligations); or

(C) in any other manner that could reasonably be expected to result in the violation of any applicable Sanctions by the Lender (subject to the requirements of applicable Mexican law and contractual obligations); and

(iii) the Borrower shall take reasonable steps designed to ensure that no Loan Party, or any Affiliate of a Loan Party, will knowingly use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) any Designated Person or (ii) any Sanctioned Country, in each case to pay or repay any amount owing under any of the Loan Documents (in each case, subject to the requirements of applicable Mexican law and contractual obligations).

Section 5.02. Reporting Requirements. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which no claim has been made), the Parent or the Borrower will furnish to the Lender, as soon as possible and in any event within five Business Days after any officer of the Parent or any of its Restricted Subsidiaries obtains knowledge of the occurrence of each Default, a statement of an officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been inaccurate in any material respect when made; or

(c) the Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01 (to the extent that such failure relates to a failure to perform or observe a term, covenant or agreement set forth in Section 5.02 of the KCSR Credit Agreement or Section 7.02 of the KCSM Credit Agreement); or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or

(e) any Material Debt of KCSM, any Loan Party or any Restricted Subsidiary shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) KCSM, or any Loan Party or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any KCSM, Loan Party or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or KCSM, or any Loan Party or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $40,000,000 shall be rendered against KCSM, any Loan Party or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) a Change of Control shall occur; or

(j) any ERISA Event shall have occurred which, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Lender may declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

GUARANTY

Section 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest (including, without limitation, Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender under or in respect of the Loan Documents.

Section 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral or proceeds thereof, if any, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Lender (each Guarantor waiving any duty on the part of the Lender to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired, been terminated or reduced to zero. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date with respect to each Class of Loans, such amount shall be received and held in trust for the benefit of the Lender, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred with respect to each Class of Loans, the Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement. The parties acknowledge and agree that in no circumstances shall any Subsidiary of the Parent that is not a “Guarantor” under (and as defined in) the KCSR Credit Agreement be permitted to become an Additional Guarantor.

Section 7.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Lender otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Lender so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender and deliver such payments to the Lender on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Lender Authorization. After the occurrence and during the continuance of any Event of Default, the Lender is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Lender for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date with respect to each Class of Loans, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement after (x) in the case of rights and obligations relating to the Initial Term Loan, the Effective Date and (y) in the case of rights and obligations relating to the Delayed-Draw Term Loan, the Delayed-Draw Term Loan Effective Date (including, without limitation, all or any portion of the Loans owing to it and the Notes held by it as of such applicable date) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein or otherwise, in each case to the extent provided in Section 8.06. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 7.08. Luxembourg Guaranty Limitation. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, the aggregate obligations and exposure of a Luxembourg Guarantor under this Guaranty in respect of the obligations of any other Guarantor which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to an aggregate amount not exceeding 90% of the greater of:

(i) an amount equal to the sum of such Luxembourg Guarantor’s Net Assets and its subordinated debt (dettes subordonnées), as reflected in the financial information of such Luxembourg Guarantor available to the Lender as at the date of this Agreement, including, without limitation, its most recently and duly approved financial statements (comptes annuels); and

(ii) an amount equal to the sum of such Luxembourg Guarantor’s Net Assets and its subordinated debt (dettes subordonnées), as reflected in the financial information of such Luxembourg Guarantor available to the Lender as at the date this Guaranty is called.

For purposes of this Section 7.08, (x) “Luxembourg Guarantor” shall mean any Guarantor whose registered office/place of central administration is in Luxembourg and whose center of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in Luxembourg and (y) “Net Assets” shall mean all the assets (actifs) of the applicable Luxembourg Guarantor minus its liabilities (provisions et dettes) as valued in accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or International Financial Reporting Standards (IFRS), as applicable, and the relevant provisions of the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies, as amended.

(b) The limitation set forth at paragraph (a) above shall not apply to any amounts borrowed under this Agreement and made available, in any form whatsoever, to any Luxembourg Guarantor or any of its direct or indirect subsidiaries.

The Luxembourg Guarantor’s obligations under this Article VII will not extend to include any obligations or liabilities if such inclusion would constitute a misuse of corporate assets (abus de biens sociaux) as defined at Article 171-1 of the Luxembourg Companies Act.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and the Loan Parties party thereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, facsimile, or e-mail communication) and mailed, telegraphed, telecopied, telexed, faxed, emailed or delivered, if to the Parent or the Borrower, at its address at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, with a copy to 427 W. 12th Street, Kansas City, Missouri 64105; if to the Lender, at its address at The Bank of Tokyo-Mitsubishi UFJ, Ltd., 1251 Avenue of the Americas, New York, NY 10020-1104; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, faxed or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or facsimile or confirmed by telex answerback, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender, and that notices and communications not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Delivery by facsimile or other form of electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 8.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses. (a) The Borrower agrees to pay (i) within 10 days after receipt of a written request all reasonable and documented out-of-pocket costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence fees and expenses and (B) the reasonable and documented out of pocket fees and expenses of one counsel (and if necessary, a single local counsel in each relevant jurisdiction) for the Lender with respect thereto, with respect to advising the Lender as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) upon written demand therefor all costs and expenses of the Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the fees and expenses of one counsel (and if necessary, a single local counsel in each relevant jurisdiction) for the Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless the Lender and its Affiliates and their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay within 10 days after receipt of a written request together with backup documentation supporting such reimbursement request, any and all claims, damages, losses, liabilities, costs and expenses (including, but not limited to, reasonable and documented out-of-pocket attorneys’ fees, disbursements, settlement costs and other charges of one counsel for the Indemnified Parties and, if reasonably necessary, a single local counsel to the Indemnified Parties in each relevant jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the

Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the Transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability, cost or expense (x) is found by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnified Party or a material breach in bad faith by any Indemnified Party of its obligations under the Loan Documents or (y) has resulted from any dispute solely among Indemnified Parties or their Related Indemnified Parties other than claims arising out of any act or omission on the part of any Loan Party or any Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the Transactions contemplated by the Loan Documents.

(c) If any payment of principal of any Eurodollar Rate Loan is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for the applicable Loan, as a result of a payment pursuant to Section 2.05 or a conversion into a Base Rate Loan pursuant to Section 2.08(c), acceleration of the maturity of the applicable Loan pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of all or any portion of any Loan for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.05 or 6.01 or otherwise, the Borrower shall, upon demand by the Lender setting forth in reasonable detail the basis for such demand (with a copy of such demand to the Lender), pay to the Lender for the account of the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Loan.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the declaration by the Lender of the Loans due and payable pursuant to the provisions of Section 6.01, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due under the Loan Documents. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.

Section 8.06. Binding Effect; Assignments. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that (a) the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender and (b) the Lender shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Borrower, except that the Lender may (without the prior written consent of the Borrower) at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment) to any of its Affiliates and to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Section 8.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or other form of electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.08. Confidentiality. The Lender shall not disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Lender’s Affiliates and their officers, directors, employees, agents, advisors and auditors, and then only to the extent that each such person shall have been instructed to keep the same confidential in accordance with this Section 8.08, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating the Lender, (d) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document or (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor agrees to be bound by the provisions of this Section 8.08).

Section 8.09. Patriot Act Notice. The Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

Section 8.10. Jurisdiction, Service of Process, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) The Borrower hereby irrevocably appoints the Parent, having offices on the date hereof at P.O. Box 219335, Kansas City, Missouri 64121-9335, Attention: Treasurer (the “Process Agent”), as its agent to receive on your behalf service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York State court or United States federal court sitting in New York City. Such service may be made by mailing or delivering a copy of such process to the Borrower, in care of the Process Agent at the address specified above, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

Section 8.11. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.12. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES AND THE LENDER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.13. WAIVER OF IMMUNITY. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 8.14. Judgment Currency. All payments made under this Agreement and the Note shall be made in U.S. dollars (the “Agreement Currency”), and, if for any reason any payment made hereunder or under any Loan Document is made in a currency (the “Other Currency”) other than the Agreement Currency, then to the extent that the payment actually received by the Lender, when converted into the Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Lender to purchase the Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, the Loan Parties shall, as a separate and independent obligation of the Loan Parties, indemnify the Lender and hold the Lender harmless against the amount of such shortfall. As used in this Section, the term “Rate of Exchange” means the rate at which the Lender is able on the relevant date to purchase the Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the Agreement Currency.

Section 8.15. Release of Guarantees. In the event that the “Subsidiary Guaranty” (as defined in the KCSR Credit Agreement) of any “Subsidiary Guarantor” (as defined in the KCSR Credit Agreement, but excluding, for the avoidance of doubt, KCSR) is terminated or released in accordance with the provisions of the KCSR Credit Agreement (other than by reason of repayment and satisfaction of all of the “Obligations” under (and as defined in) the KCSR Credit Agreement), then to the extent that such “Subsidiary Guarantor” is also a Subsidiary Guarantor under this Agreement, the Subsidiary Guaranty of such Subsidiary Guarantor shall automatically be terminated and released, without any further action by any person, and the Lender shall promptly take such action and execute any such documents as may be reasonably requested by the Borrower to terminate such Subsidiary Guarantor’s Obligations under the Subsidiary Guaranty and each other Loan Document.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KANSAS CITY SOUTHERN
INTERNATIONAL INVESTMENTS,
S.A., as Borrower

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Authorized Officer
Date: 22 Oct 2014
Place: Luxembourg

KANSAS CITY SOUTHERN, as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Executive Vice President and Chief Financial Officer

THE KANSAS CITY SOUTHERN
RAILWAY COMPANY, as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

GATEWAY EASTERN RAILWAY
COMPANY, as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

Form of Note

SOUTHERN DEVELOPMENT COMPANY, as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

THE KANSAS CITY NORTHERN RAILWAY COMPANY, as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

Form of Note

2

TRANS-SERVE, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

PABTEX, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

KCS HOLDINGS I, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

KCS VENTURES I, INC., as Guarantor

By	/s/ Michael W. Cline
Name: Michael W. Cline
Title: Vice President and Treasurer

Form of Note

3

SOUTHERN INDUSTRIAL SERVICES, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

VEALS, INC., as Guarantor

By	/s/ Michael W. Upchurch
Name: Michael W. Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

Form of Note

4

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By	/s/ Terrance McKay
Name: Terrance McKay
Title: Managing Director

Form of Note

5

SCHEDULE I

SUBSIDIARY GUARANTORS

1	Gateway Eastern Railway Company

2	Southern Development Company

3	The Kansas City Northern Railway Company

4	Trans-Serve, Inc.

5	Pabtex, Inc.

6	KCS Holdings I, Inc.

7	KCS Ventures I, Inc.

8	Southern Industrial Services, Inc.

9	Veals, Inc.

Form of Note

6

SCHEDULE II

UNRESTRICTED SUBSIDIARIES

Arrendadora KCSM, S.A. de R.L. de C.V.

Canama Transportation

Caymex Transportation, Inc.

Highstar Harbor Holdings Mexico, S. de R.L. de C.V.

Inversiones Internacionales en Ferrocarriles S.à r.l.

Kansas City Southern International Ventures, S.A. de C.V.

KCS Investment I, Ltd.

KCS Spectrum, Inc.

KCSM Holdings, LLC

KCSM Internacional, S.A. de C.V.

KCSM Servicios, S.A. de C.V.

KCSR y Compania, S. de N.C. de C.V.

Kansas City Southern de México, S.A. de C.V.

MTC Puerta Mexico, S. de R.L. de C.V.

MTC Puerta Mexico Logistics, S. de R.L. de C.V.

Meridian Speedway, LLC

Mexrail, Inc.

NAFTA Rail, S.A. de C.V.

North American Freight Transportation Alliance Rail LLC

Servicios de Apoyo al Ferrocarril, S. de R.L. de C.V.

Servicios Ferroviarios Europeos, S. de R.L.

Servicios Puerta Mexico, S. de R.L. de C.V.

Soporte Logistico Ferroviaria, S. de R.L. de C.V.

The Texas Mexican Railway Company

Vamos a Mexico, S.A. de C.V.

Form of Note

7

SCHEDULE 4.01(d)

AUTHORIZATIONS, APPROVALS, ACTIONS, NOTICES AND FILINGS

None Required.

Form of Note

8

SCHEDULE 4.01(m)

ENVIRONMENTAL DISCLOSURE

None.

Form of Note

9

EXHIBIT A

FORM OF NOTE

$                                                                                                                                               Dated:                              ,

FOR VALUE RECEIVED, the undersigned, Kansas City Southern International Investments, S.A., a corporation incorporated in the United Mexican States with effective place of administration and domicile at 6, rue Guillaume Schneider, L-2522 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Companies Register under number B 175499 (the “Borrower”), HEREBY PROMISES TO PAY The Bank of Tokyo-Mitsubishi UFJ, Ltd., or its permitted assigns (the “Lender”) on the applicable Termination Date the aggregate principal amount of the [Initial/Delayed-Draw] Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of [•], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, Kansas City Southern, a Delaware corporation, the subsidiary guarantors party thereto and the Lender.

The Borrower promises to pay interest to the Lender on the unpaid principal amount of the [Initial/Delayed-Draw] Term Loan from the date of such [Initial/Delayed-Draw] Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Lender, in same day funds. The [Initial/Delayed-Draw] Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any permitted transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the [Initial/Delayed-Draw] Term Loan by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such [Initial/Delayed-Draw] Term Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

Form of Note

10

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

KANSAS CITY SOUTHERN INTERNATIONAL INVESTMENTS, S.A.

By
Name:
Title:

Form of Note

11

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Class and Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Form of Note

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

The Bank of Tokyo Mitsubishi UFJ, Ltd.

[•]

Attn: [•]

email: [•]

Facsimile No. [•]

Telephone No. [•]

Ladies and Gentlemen:

The undersigned, Kansas City Southern International Investments, S.A. (the “Borrower”), refers to the Credit Agreement dated as of [            ], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, being used herein as therein defined), among the Borrower, Kansas City Southern, a Delaware corporation, the subsidiary guarantors party thereto, and The Bank of Tokyo Mitsubishi UFJ, Ltd. (the “Lender” or “you”), and hereby gives you notice, pursuant to Section 2.02 of the Credit Agreement, that the Borrower hereby [irrevocably requests]1 a Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Loan (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The aggregate amount of the Proposed Borrowing is $ .

(iii)	The initial Interest Period for the Loan is one month.

(iv)	The Proposed Borrowing is of [Initial/Delayed-Draw] Term Loans.

[1]	In the case of the Initial Term Loan only, replace the bracketed text with:

“requests, subject to the Borrower giving you written confirmation thereof on or prior to 9:00 a.m. (New York time) on the date of the Proposed Borrowing,”

Form of Notice of Borrowing

Delivery of this Notice of Borrowing by facsimile or other electronic transmission shall be effective as delivery of an original Notice of Borrowing.

Form of Notice of Borrowing

Very truly yours,

KANSAS CITY SOUTHERN INTERNATIONAL INVESTMENTS, S.A.

By
Name:
Title:

Form of Notice of Borrowing

EXHIBIT C

FORM OF OFFICER CERTIFICATE

This Officer Certificate is delivered in connection with the Credit Agreement dated as of [            ], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, being used herein as therein defined), among Kansas City Southern International Investments, S.A. (the “Borrower”), Kansas City Southern, a Delaware corporation (the “Parent”), the subsidiary guarantors party thereto, and The Bank of Tokyo Mitsubishi UFJ, Ltd. (the “Lender”).

I, [NAME OF OFFICER], the Chief Financial Officer of the Parent, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Parent and that I am generally familiar with the businesses and assets of the Parent and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and am duly authorized to execute this Officer Certificate on behalf of the Parent pursuant to the Credit Agreement.

I further certify, in my capacity as Chief Financial Officer of the Parent, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the fair value of the property of the Parent and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including without limitation, contingent liabilities, of the Parent and its Subsidiaries, taken as a whole, (ii) the sum of the debt (including contingent liabilities) of the Parent and its subsidiaries, taken as a whole, does not exceed the present fair saleable value on a going concern basis of the present assets of the Parent and its Subsidiaries, taken as a whole; (iii) the capital of the Parent and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent or its Subsidiaries, taken as a whole, contemplated as of the date hereof; (iv) Parent and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business; (v) the Parent and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent’s and its Subsidiaries’ property would constitute unreasonably small capital; and (vi) the Transactions have been disclosed to the independent auditors of the Parent. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

Form of Officer Certificate

IN WITNESS WHEREOF, I have executed this Officer Certificate on the date first written above.

KANSAS CITY SOUTHERN

By:
Name:
Title: Chief Financial Officer

Form of Officer Certificate

EXHIBIT D

FORM OF GUARANTY SUPPLEMENT

                             ,

The Bank of Tokyo Mitsubishi UFJ, Ltd.

[•]

Attn: [•]

email: [•]

Facsimile No. [•]

Telephone No. [•]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of [            ], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, being used herein as therein defined), among Kansas City Southern International Investments, S.A. (the “Borrower”), Kansas City Southern, a Delaware corporation, the subsidiary guarantors party thereto, and The Bank of Tokyo Mitsubishi UFJ, Ltd. (the “Lender”), and to the Guaranty contained therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

SECTION 1. Guaranty; Limitation of Liability. The undersigned hereby jointly and severally absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest (including, without limitation, Post Petition Interest), fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

The undersigned, and by its acceptance of this Guaranty Supplement, the Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Lender and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Lender under this Guaranty Supplement, the Guaranty or any other Guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender under or in respect of the Loan Documents.

SECTION 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

SECTION 3. Representations and Warranties. The undersigned hereby represents and warrants that each representation and warranty made by the Borrower and the Parent with respect to it as a Loan Party set forth in Article IV of the Credit Agreement is true and correct in all material respects as of the date hereof with respect to the undersigned, except to the extent that any such representation and warranty is by its terms made as of a specified date, in which case such representation and warranty is true and correct as of such date; provided, however, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date.

SECTION 4. Delivery by Facsimile or other Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

SECTION 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES (AND THE LENDER BY THE ACCEPTANCE OF THIS GUARANTY SUPPLEMENT ALSO WAIVES) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title: